                                                                  Exhibit 99.1


                      [LOGO OF VION PHARMACEUTICALS, INC.]


                                    COMPANY CONTACT: Vion Pharmaceuticals, Inc.
                                                     Howard B. Johnson, CFO
                                                     (203) 498-4210 phone


        VION REPORTS 2003 SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS


NEW HAVEN, CT, August 13, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) today announced results for the second quarter and the six-month period ended June 30, 2003.

The Company reported a net loss of $3.1 million, or $0.11 per share, for the second quarter of 2003, compared to a net loss of $3.3 million, or $0.11 per share, for the same period in 2002. Total operating expenses were $3.3 million and $3.7 million for the three-month periods ended June 30, 2003 and 2002, respectively.

For the six-month period ended June 30, 2003, the net loss was $5.6 million, or $0.19 per share, compared with $7.3 million, or $0.25 per share, for the same period in 2002. Total operating expenses were $5.8 million and $8.0 million for the six-month periods ended June 30, 2003 and 2002, respectively.

The Company reported ending the quarter with $10.5 million in cash and cash equivalents. In June 2003, the Company completed a $5 million private placement of its common stock and warrants. The Company continues to explore its financial and strategic options to raise capital and/or reduce expenses.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                         --Financial Statements Follow--

                           VION PHARMACEUTICALS, Inc.
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                         Three Months Ended            Six Months Ended
                                                              June 30,                     June 30,
(In thousands, except per share data)                    2003          2002           2003          2002
----------------------------------------------------------------------------------------------------------
Revenues:
    Contract research grants                           $   72         $   35         $  138        $   56
    Research support                                       24             --             24            --
    Technology license fees                                 6              2              6            28
    Laboratory support services                            --             --              3            --
                                                       ---------------------------------------------------
          Total revenues                                  102             37            171            84
                                                       ---------------------------------------------------
Operating expenses:
    Research and development                              887          1,564          1,856         3,575
    Clinical trials                                     1,721          1,328          2,597         2,748
                                                       ---------------------------------------------------
          Total research and development                2,608          2,892          4,453         6,323
    General and administrative                            654            782          1,356         1,694
                                                        ---------------------------------------------------
          Total operating expenses                      3,262          3,674          5,809         8,017
                                                       ---------------------------------------------------
Interest income                                           (24)          (101)           (55)         (368)
                                                       ---------------------------------------------------
          Loss before income tax benefit               (3,136)        (3,536)        (5,583)       (7,565)
Income tax benefit                                         --           (227)           (22)         (227)
                                                       ---------------------------------------------------
          Net loss                                    ($3,136)       ($3,309)       ($5,561)      ($7,338)
                                                       ===================================================
Basic and diluted loss per share                       ($0.11)        ($0.11)        ($0.19)       ($0.25)
                                                       ===================================================
Weighted-average number of shares
    of common stock outstanding                        29,274         28,887         29,101        28,883
                                                       ===================================================


                          CONDENSED BALANCE SHEET DATA
                                   (Unaudited)


                                                                                   June 30,       Dec. 31,
                                                                                     2003           2002
----------------------------------------------------------------------------------------------------------
                                                                                       (In thousands)
Cash and cash equivalents                                                           $10,452       $10,131
Total assets                                                                         10,955        10,923
Total liabilities                                                                     3,193         2,059
Shareholders' equity                                                                  7,762         8,864



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